Exhibit 99.1

News Release CONTACT: Mr. Charles F. Willes, Chief Financial Officer PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO International Appoints PT InfoAsia Teknologi Global Tbk
as Exclusive Distributor in ASEAN Region

Mt.   Prospect, IL (July 9, 2001) – ISCO International (OTC Bulletin Board: ISCO), a global supplier of interference-management solutions for the wireless telecommunications industry, announced today that it has appointed PT InfoAsia Teknologi Global Tbk as its exclusive distributor in the ASEAN region. PT InfoAsia Teknologi Global Tbk is a leading provider of information and telecommunications technology based in Jakarta, Indonesia. InfoAsia will represent ISCO in the region, which will include the countries of Indonesia, Malaysia, Thailand, Singapore and the Philippines. As part of the initial agreement, InfoAsia has committed to purchase a minimum of 75 Cryogenic Receiver Front-End (“CRFE”) systems.

“We are pleased to formalize our relationship with a high quality company such as InfoAsia”, stated Dr. George Calhoun, Chairman and CEO of ISCO. “We have worked with this organization for a number of years and they have proven themselves to be a customer-oriented company with an excellent understanding of the benefits of ISCO’s interference-management solutions. We look forward to a successful partnership with InfoAsia.”

“We are excited about the prospects of promoting ISCO’s patented High Temperature Superconducting (HTS) and Adaptive Notch Filter (ANF) products to solve the interference and coverage problems faced by the wireless operators in the ASEAN region”, stated Mr. David Simbar, Chairman of InfoAsia. “We jointly participated with ISCO at the CommunicAsia 2001 conference and trade show in Singapore held in June and received favorable responses to the product line. In addition, InfoAsia will arrange to conduct field trial with four of the largest wireless operators in Indonesia over the next few months.”

InfoAsia consists of a group of companies, which provide high technology communications products in the ASEAN region. The ultimate object of InfoAsia is to become a gateway of information technology and communications in the Asia-Pacific region by providing the most advanced technology and cost effective services to its customers.

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About ISCO

ISCO offers the broadest range of interference-management solutions in the industry. It offers the only patented product in the world that suppresses in-band interference within 20 milliseconds. The company offers the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS, 2.5G and 3G systems. Its products include the smallest HTS filter systems on the market today, as well as the only failure-proof all-temperature HTS filter architecture, our patented ATP™ system. ISCO has sold more than 470 systems worldwide and has on-going field trials with domestic and international service providers. ISCO is also developing ultra-high-performance superconducting front-end products, including both transmitter and receiver products for emerging data-oriented 2.5G and 3G wireless systems. These next generation wireless systems are expected to replace current wireless systems over the next several years.

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company’s common stock because of its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.